UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2010

HEWITT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31351	47-0851756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road, Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (847) 295-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On October 1, 2010, Hewitt Associates, Inc. (the “Company” or “Hewitt”) and Aon Corporation (“Aon”) completed the previously announced merger of the Company with and into a wholly owned subsidiary of Aon pursuant to the Agreement and Plan of Merger, dated as of July 11, 2010 (the “Merger Agreement”), among Aon, Alps Merger Corp., a Delaware corporation and a wholly owned subsidiary of Aon (“Merger Sub”), Alps Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Aon (“Merger LLC”), and the Company. Pursuant to the terms of the Merger Agreement, (i) Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Aon (the “Surviving Corporation”), and (ii) immediately following the completion of the Merger, the Surviving Corporation merged with and into Merger LLC (the “Subsequent Merger”), with Merger LLC continuing as the surviving entity and a wholly owned subsidiary of Aon (the “Surviving Company”). The Merger became effective on October 1, 2010, at 4:01 p.m. New York time (the “Effective Time”). Upon completion of the Subsequent Merger, the Surviving Company changed its name to Aon Hewitt LLC.

Item 1.02	Termination of a Material Definitive Agreement.

On September 30, 2010, the Company repaid all amounts (including principal, interest and fees) accrued and outstanding under (i) that certain Loan Agreement, dated as of August 8, 2008 (as amended, the “Loan Agreement”), among the Company, Hewitt Associates L.L.C., certain lenders and JPMorgan Chase Bank, N.A., as administrative agent, and (ii) that certain Credit Agreement, dated as of October 9, 2009 (as amended, the “Credit Agreement”), among the Company, Hewitt Associates L.L.C., certain lenders and JPMorgan Chase Bank, N.A., as administrative agent. The Loan Agreement and the Credit Agreement were terminated, in each case effective as of September 30, 2010.

Item 2.01	Completion of Acquisition or Disposition of Assets.

At the Effective Time, each share of the Company’s common stock, par value $0.01 per share (the “Hewitt Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Hewitt Common Stock held of record by stockholders who have properly demanded appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law (“DGCL”), shares of Hewitt Common Stock held in the treasury of Hewitt, or shares of Hewitt Common Stock owned by Aon or Merger Sub) was converted into the right to receive, as consideration for the Merger (the “Merger Consideration”), at the election of the holder of such share, either (1) $25.61 in cash and 0.6362 of a share of Aon common stock (the “Mixed Consideration”), (2) $50.46 in cash (the “Cash Electing Consideration”) or (3) 0.7494 shares of Aon common stock and $21.19 in cash (the “Stock Electing Consideration”). Pursuant to the terms of the Merger Agreement, the Cash Electing Consideration and the Stock Electing Consideration payable in the Merger were calculated based on the closing volume-weighted average price of Aon common stock on the NYSE for the period of ten consecutive trading days ended on September 30, 2010, which was $39.0545, and the Stock Electing Consideration was subject to automatic proration and adjustment to ensure that the total amount of cash paid and the total number of shares of Aon common stock issued by Aon in the Merger each represented approximately 50% of the aggregate Merger Consideration (taking into account the rollover of the Company’s stock options), as described in the Merger Agreement and in the definitive proxy statement/prospectus provided to Hewitt and Aon stockholders in connection with the special meetings of Hewitt and Aon stockholders held on September 20, 2010.

As previously announced, the deadline for Hewitt stockholders to have delivered their merger consideration elections in connection with the Merger was 5:00 p.m., New York time, on September 29, 2010 (the “Election Deadline”). The final election results, which were used to calculate the automatic proration and adjustment described above, are as follows:

•	holders of 7,762,981 shares of Hewitt Common Stock elected to receive the Cash Electing Consideration;

•	holders of 43,674,551 shares of Hewitt Common Stock elected to receive the Stock Electing Consideration; and

•	holders of 27,930,696 shares of Hewitt Common Stock elected to receive the Mixed Consideration.

All other shares of Hewitt Common Stock outstanding as of the Election Deadline did not make a valid election, did not deliver a valid election form prior to the Election Deadline, or did not properly deliver shares of Hewitt Common Stock for which elections were made pursuant to the notice of guaranteed delivery procedure. Therefore, such shares (other than shares of Hewitt Common Stock held of record by stockholders who have properly demanded appraisal of such shares in accordance with Section 262 of the DGCL, shares of Hewitt Common Stock held in the treasury of Hewitt, or shares of Hewitt Common Stock owned by Aon or Merger Sub) were deemed to have elected to receive the Mixed Consideration.

No fractional shares of Aon common stock were issued in the Merger, and Hewitt’s stockholders received cash in lieu of fractional shares, if any, of Aon common stock.

In connection with the Merger, each outstanding unvested Hewitt stock option became fully vested, and, pursuant to the Merger Agreement, at the Effective Time, each outstanding Hewitt stock option was converted into an option to purchase shares of Aon common stock, with the same terms and conditions as the Hewitt stock option (but taking into account any changes, including any acceleration or vesting of such option, by reason of the Merger). The number of shares of Aon common stock subject to each such converted stock option is equal to the number of shares of Hewitt Common Stock subject to such Hewitt stock option, multiplied by the exchange ratio of 1.2920 (rounded down to the nearest whole share of Aon common stock). The exercise price per share for each such converted stock option is equal to the per share exercise price specified in such Hewitt stock option, divided by the exchange ratio of 1.2920 (rounded up to the nearest cent).

Pursuant to the Merger Agreement, at the Effective Time, each share of restricted Hewitt Common Stock granted under the Company’s stock plan that was outstanding immediately prior to the Effective Time became fully vested immediately prior to the Effective Time and was converted into the right to receive the Mixed Consideration. At the Effective Time, each restricted stock unit relating to Hewitt Common Stock granted under the Company’s stock plan that was outstanding immediately prior to the Effective Time became fully vested and was settled in shares of Hewitt Common Stock, which were then converted into the right to receive the Mixed Consideration. At the Effective Time, each award of performance share units of Hewitt with respect to shares of Hewitt Common Stock granted under the Company’s stock plan that was outstanding immediately prior to the Effective Time became vested and was settled in shares of Hewitt Common Stock, which were then converted into the right to receive the Mixed Consideration.

The foregoing description of the Merger Agreement and the transactions thereunder, including the Merger and the Subsequent Merger, is not complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 12, 2010, and is incorporated herein by reference.

The Merger Agreement has been referenced in this communication to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Aon, Merger Sub or Merger LLC. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Aon, Merger Sub or Merger LLC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Aon’s public disclosures.

The information in Item 5.01 is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the consummation of the Merger, the Company has requested that the New York Stock Exchange (“NYSE”) suspend trading in Hewitt Common Stock, effective as of October 4, 2010, and file an application on Form 25 with the SEC in accordance with Rule 12d2-2 promulgated under the Securities Exchange Act of 1934, as amended, to delist the Hewitt Common Stock as soon as practicable.

Item 3.03	Material Modification to Rights of Security Holders.

Pursuant to the terms of the Merger Agreement, at the Effective Time, all shares of Hewitt Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Hewitt Common Stock held of record by stockholders who have properly demanded appraisal of such shares in accordance with Section 262 of the DGCL, shares of Hewitt Common Stock held in the treasury of Hewitt, or shares of Hewitt Common Stock owned by Aon or Merger Sub) were converted into the right to receive the Merger Consideration.

Upon the Effective Time, holders of shares of Hewitt Common Stock ceased to have any rights as stockholders in the Company, other than the right to receive the Merger Consideration in accordance with the Merger Agreement or, in the case of shares of Hewitt Common Stock held of record by stockholders who have properly demanded appraisal of such shares in accordance with Section 262 of the DGCL, appraisal rights.

The information in Item 2.01 is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

As a result of the consummation of the Merger, a change of control of the Company occurred and the Company became a wholly owned subsidiary of Aon. Aon paid the cash portion of the Merger Consideration using a combination of cash on hand, the proceeds of a term loan and the proceeds of a registered notes offering.

Effective as of the Effective Time, and pursuant to the terms of the Merger Agreement, the Board of Directors of Aon elected Cheryl A. Francis and Judson C. Green, each a former director of the Company, as directors of Aon to serve until Aon’s 2011 annual meeting of stockholders.

The information under Items 2.01 and 3.03 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, at the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time became the directors and officers of the Surviving Corporation. As a result, each of Russell P. Fradin, William J. Conaty, Cheryl A. Francis, Judson Green, Michael E. Greenlees, Alex S. Mandl, Cary D. McMillan, Stacey J. Mobley, Thomas J. Neff and Steven P. Stanbrook, who constituted the Board of Directors of the Company immediately prior to the Effective

Time, ceased to be a member of the Board of Directors of the Company and any committees of the Company’s Board of Directors of which they were members, and each of Robert A. Schriesheim, Chief Financial Officer, Jay C. Rising, Senior Vice President, and Matthew C. Levin, Senior Vice President, Corporate Development and Strategy, ceased to be an officer of the Company, in each case, effective as of the Effective Time.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, at the Effective Time, the certificate of incorporation and the by-laws of Merger Sub as in effect immediately prior to the Effective Time became the certificate of incorporation and the by-laws of the Surviving Corporation.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 11, 2010, by and among Aon, Merger Sub, Merger LLC and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2010)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon Hewitt LLC successor by merger to Hewitt Associates, Inc.
Dated: October 1, 2010
	By:	/s/ Jennifer L. Kraft
	Name:	Jennifer L. Kraft
	Title:	Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 11, 2010, by and among Aon, Merger Sub, Merger LLC and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2010)